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                                                                       Exhibit 8

                   (Letterhead of Gentry Locke Rakes & Moore)



                               September 20, 2000


Direct Dial: (540) 983-9310

Gene_Derryberry@gentrylocke.com



Board of Directors
First Community Bancshares, Inc.
One Community Place
Bluefield, VA  24605

Board of Directors
Citizens Southern Bank, Inc.
111 Citizens Drive
Beckley, WV  25801

         Re:      Merger of Citizens Southern Bank, Inc.
                  with and into First Community Bank, National Association
                  --------------------------------------------------------

Dear Sirs and Madame:

We have acted as counsel for First Community Bancshares, Inc. ("Bancshares"), a Nevada corporation and registered bank holding company, in connection with the Agreement and Plan of Reorganization dated as of June 27, 2000 (the "Agreement"), by and among Bancshares, First Community Bank, National Association ("FCB") and Citizens Southern Bank, Inc. ("Citizens"), providing for the merger of Citizens with and into FCB, with FCB to be the surviving entity (the "Merger"). Each outstanding share of common stock of Citizens will be exchanged for a number of shares of common stock of Bancshares determined in accordance with the Agreement. Cash will be paid in lieu of issuance of fractional shares, and stockholders properly perfecting dissenters' rights will be paid in cash for their shares.

In connection with this opinion, we have reviewed the Agreement and such other documents which we deem appropriate. For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals of such copies, (iii) the genuineness of signatures not witnessed by us, (iv) the legal capacity of natural persons, and (v) the due authorization, execution and delivery of all documents and the validity and binding effect of such documents.

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Board of Directors
First Community Bancshares, Inc.
September 21, 2000
Page -2-


We assume for purposes of this opinion that the issued and outstanding shares of common stock of Citizens are held by its stockholders as capital assets as of the closing date of the Merger. We further assume that the Merger will be consummated in accordance with the terms and conditions of the Agreement, and that the only outstanding stock of Citizens is its common stock.

Our opinion of the federal income tax consequences of the Merger is:

         1. Bancshares, FCB and Citizens would each be a "party to a reorganization" within the meaning of Section 368(b)(2) and the flush paragraph of Section 368(b) of the Internal Revenue Code of 1986 (hereinafter cited only by section).

         2. A "plan of reorganization", as that term is used in Section 361(a), would exist.

         3. The merger of Citizens with and into FCB would qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) and
Section 368(a)(2)(D).

         4. The stockholders of Citizens would exchange their common stock for the stock of Bancshares without the recognition of taxable gain or loss by virtue of Section 354(a)(1). Such exchange would cause the stockholders of Citizens to have the same basis (less any amount allocable to cash received for fractional shares) for their Bancshares stock as they had for their stock of Citizens.

         5. The holding period for such shares of Bancshares will include the holding period for shares of Citizens stock surrendered in exchange therefor.

         6. The disposition of fractional shares and dissenters' shares will be taxable to the affected stockholder to the extent of any gain.

Changes to the Internal Revenue Code or regulations and rulings thereunder, or interpretations thereof by the courts in the future, may be applied retroactively and may affect the opinions expressed herein. Any material variance in any assumption or representation on which we relied in giving this opinion would adversely affect our opinion.

Our opinion stated herein is general in nature, and does not necessarily apply to any particular stockholder of Citizens, and each is expected to consult with his or her tax advisor. For example, our opinion may not apply to stockholders who are trusts, dealers in securities, financial institutions, and persons subject to the alternative minimum tax. Except as set forth above, we express no opinion as to the tax consequences, whether Federal, state, local or foreign, of the Merger or of any transactions related thereto to any party. This opinion is being furnished to you and is solely for your benefit in connection with the Merger, and may not be relied upon for any other purpose, or


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Board of Directors
First Community Bancshares, Inc.
September 21, 2000
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quoted or relied upon by any other person, firm, or other entity for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4. We also consent to the use of our name under the Caption "Legal Opinions" in the Prospectus contained in the Registration Statement.

                                            Very truly yours,

                                            GENTRY LOCKE RAKES & MOORE


                                            /s/ Eugene E. Derryberry
                                            --------------------------
                                            Eugene E. Derryberry

EED/mk